Exhibit 21.1
Subsidiaries of First Interstate BancSystem, Inc.

Subsidiary	State of Incorporation or Jurisdiction of Organization	Business Name
First Interstate Bank	Montana	First Interstate Bank
FI Statutory Trust I	Connecticut	FI Statutory Trust I
FI Capital Trust II	Delaware	FI Capital Trust II
FI Statutory Trust III	Delaware	FI Statutory Trust III
FI Capital Trust IV	Delaware	FI Capital Trust IV
FI Statutory Trust V	Delaware	FI Statutory Trust V
FI Statutory Trust VI	Delaware	FI Statutory Trust VI
Mountain South, LLC	Montana	Mountain South, LLC
Northwest Bancorporation Capital Trust I	Washington	Northwest Bancorporation Capital Trust I